Exhibit 99.1

Joel P. Moskowitz	Phil Bourdillon/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(714) 549-0421 ext. 8261	(310) 208-2550
CERADYNE, INC. ACQUIRES OIL DRILLING BEARING TECHNOLOGY
Costa Mesa, Calif. — June 6, 2008 — Ceradyne, Inc. (Nasdaq: CRDN) announced today that it has acquired certain patents and intellectual property covering a proprietary technical ceramic bearing solution for “down hole” oil drilling. This intellectual property was acquired from a privately-owned business located in Greenwich, Rhode Island. The manufacturing of this product will be performed at Ceradyne’s Lexington, Kentucky location. A key inventor of this new oil drilling bearing, Russell Ide, Jr., will be joining Ceradyne as a product manager responsible for bringing this unique solution into full production for use in the oil field.
The “stack bearing” was developed using Ceradyne/ESK Ceramics’ advanced technical ceramic, silicon carbide, for the bearing and erosion resistant surfaces. The bearing is anticipated to be rapidly accepted due to the reduction of drilling down time. Two other energy related bearing product lines will go into coal bed methane pumps and steam assisted oil extraction pumps.
Ceradyne paid approximately $4 million for this acquisition, and will pay a royalty of 3% of net sales of these bearings for the life of the patents.
This new product line will be incorporated into Ceradyne’s Advanced Ceramic Operations under the leadership of David Reed, Ceradyne’s President North American Operations.
Thomas Cole, Ceradyne’s Vice President of Business Development, commented: “We are very pleased to have acquired this technology as it fits the Ceradyne vertical integration model very well. Through a unique design and the use of our erosion and corrosion-resistant silicon carbide ceramic, we believe this oil drilling product will rapidly become the new state-of-the-art for oil drilling bearings. Furthermore, we are pleased that Russ Ide, Jr. will be joining Ceradyne.”
Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended dated December 31, 2007 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.
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